PRESS RELEASE
For more information, contact: Wallace D. Ruiz, Chief Financial Officer SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS

FIRST QUARTER 2008 FINANCIAL RESULTS

TAMPA, FL— Monday, May 5, 2008 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for the first quarter ended March 31, 2008.

For the first quarter of 2008, SRI Surgical reported total revenue of $23,968,000, an increase of $591,000 from the first quarter of 2007. The net loss for the first quarter of 2008 was $1,294,000 or $0.20 per basic and diluted common share compared to a net loss of $589,000, or $0.09 per basic and diluted common share reported for the first quarter of 2007. The first quarter 2008 net loss included a reserve valuation allowance of $468,000, or $0.07 per common share, for deferred tax assets.

Gerald Woodard, Chief Executive Officer said, “Although we have faced challenges in the quarter, I believe we are making the right adjustments to our sales force and the account management and operations teams to support a new future for the company”.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Wallace Ruiz, Sr. Vice President and CFO SRI Surgical (813) 891-9550 Ext. 3177 wruiz@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$23,968	$23,377
Cost of revenues	18,925	18,008

Gross profit	5,043	5,369

Distribution expenses	1,758	1,571
Selling and administrative expenses	4,450	4,351

Loss from operations	(1,165)	(553)

Interest expense	275	333
Other income	(94)	—

Loss before income taxes	(1,346)	(886)
Deferred tax benefit
Income tax benefit	(530)	(297)

Net loss	$(1,294)	$(589)

Basic loss per common share	$(0.20)	$(0.09)

Weighted average common shares outstanding, basic	6,391	6,357

Diluted loss per common share	$(0.20)	$(0.09)

Weighted average common shares outstanding, diluted	6,391	6,357

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of March 31, 2008	As of December 31, 2007
	(unaudited)
Cash and cash equivalents	$524	$656
Accounts receivable, net	12,990	11,613
Inventories, net	6,531	6,159
Prepaid expenses and other assets	2,002	2,847
Reusable surgical products, net	19,719	19,416
Property, plant and equipment, net	30,816	31,277

Total assets	$72,582	$71,968

Notes payable	$4,030	$2,493
Accounts payable	8,817	7,984
Accrued expenses	5,055	5,464
Mortgage payable	4,226	4,286
Bonds payable	6,895	7,060
Deferred tax liability, net	—	55

Total liabilities	29,023	27,342

Shareholders’ equity	43,559	44,626

Total liabilities and shareholders’ equity	$72,582	$71,968